Exhibit A

Joint Filing Agreement

The undersigned each hereby agree and consent to the joint filing on their behalf of a Schedule 13D, including amendments thereto (as amended, the “Schedule 13D”) in connection with their beneficial ownership of shares of common stock of Heritage Global Inc., a Florida corporation, and further agrees that this Joint Filing Agreement be included as an exhibit to the Schedule 13D, provided that, as contemplated by Rule 13d-1(k)(1)(ii) promulgated under the Securities Exchange Act of 1934, as amended, no person shall be responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.  This Joint Filing Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

Date: May 25, 2016

By:	/s/ Ross Dove
Ross Dove

By:	/s/ Kirk Dove
Kirk Dove

DOVE FAMILY TRUST
By:	/s/ Kirk Dove
Name:	Kirk Dove
Title	Co-Trustee